Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement Nos. 333-257799, 333-260479, 333-263752, 333-271095, 333-275259, 333-275347, 333-275348, 333-276380, and 333-277079 on Form S-3 and Nos. 333-178828, 333-211610, 333-231593, and 333-256431 on Form S-8 of Vital Energy, Inc. of Vital Energy, Inc. (the “Registration Statements”) of our report, with respect to estimates of oil and gas reserves and future revenue of Point Energy Partners, as of December 31, 2023. We hereby further consent to all references to our firm and such report appearing in this current report on Form 8-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

September 23, 2024